Exhibit 10.12

Execution Version

______________, 2014

[Mr.][Ms.] ___________________
____________________________
____________________________

Re:     Retention Payment

Dear             :

Boardwalk Pipeline Partners, LP (the “Partnership”) recognizes and appreciates your contribution to the continuing success of the Partnership and its affiliates. Accordingly, the Partnership would like to offer you an opportunity to earn a special retention payment equal to $[•] (the “Retention Payment”). Except as otherwise provided in this letter, if you remain continuously employed by the Partnership or one of its affiliates from the date of this letter through each “Vesting Date” identified in the schedule below then, on a date selected by the Partnership that is no later than 10 business days after such Vesting Date, you will receive a cash payment from the Partnership (or its affiliate that employs you) equal to the portion of the Retention Payment that becomes vested on such Vesting Date in accordance with the schedule below, less applicable tax withholding.

Vesting Date	Portion of the Retention Payment that Becomes Vested
February 28, 2015	25%
February 29, 2016	25%
February 28, 2017	50%

Notwithstanding the employment requirement described above, if your employment with the Partnership and its affiliates is terminated prior to February 28, 2017 due to your death or a disability that entitles you to benefits under a long-term disability plan of the Partnership or one of its affiliates (a “Qualifying Disability”), then you (or your estate in the case of your death) will receive a cash payment from the Partnership (or its affiliate that employs you) equal to the portion of the Retention Payment that would have become vested on the next Vesting Date following the date of such termination if you had remained actively employed by the Partnership or one of its affiliates on such Vesting Date, which payment will be prorated through and including the date of such termination (based on the ratio of the number of days you were employed by the Partnership or one of its affiliates during the 12-month period ending on such Vesting Date to the number of days in such 12-month period). However, other than the payment described in the preceding sentence, you will not be entitled to receive any portion of the Retention Payment that has not previously become vested. If applicable, the payment described in the first sentence of this paragraph will be paid to you (or your estate in the case of your death) on a date selected by the Partnership that is no later than 30 business days after the date of the termination of your employment with the Partnership and its affiliates. For the avoidance of doubt, if your employment is terminated by the Partnership or any of its affiliates other than due to your death or a Qualifying Disability or you resign from your employment with the Partnership and its affiliates, then you will not have any right to receive any portion of the Retention Payment scheduled to become vested on a Vesting Date following the date of such termination. For all purposes of this letter, you will be considered to be employed by the Partnership or one of its affiliates if you are in active status or are on an authorized and qualified family, medical or military leave of absence.

This letter and the special retention payment opportunity described in this letter are being made available to you on the condition that, except as required by applicable law or any applicable rules or regulations of the New York Stock Exchange, you will not disclose the terms of this letter to anyone (including to other employees of the Partnership and its affiliates) other than your spouse and financial and legal advisors. You agree that any unauthorized disclosure of the terms of this letter could cause undue harm to the Partnership and its affiliates. You also agree that you will not make any disclosure of the terms of this letter to your spouse or financial or legal advisors without advising the recipient of the disclosure of the nondisclosure provisions of this paragraph and obtaining their agreement to comply with these provisions. The Partnership shall have the authority and right to forfeit your entitlement to receive the portion (if any) of the Retention Payment payable to you under this letter if the Partnership or any of its affiliates determines that you have violated the provisions of this paragraph.
Nothing contained in this letter alters the at-will nature of your employment, confers upon you the right to continue to be employed by the Partnership or any of its affiliates for any particular period of time, or interferes with or restricts in any way the right of the Partnership or any of its affiliates, or you, to terminate your employment at any time, with or without Cause and for any reason or no reason at all. The Retention Payment described in this letter will not be taken into account to increase any benefits or compensation provided, or to continue coverage, under any other plan, program, policy or arrangement of the Partnership or any of its affiliates, except as otherwise expressly provided in such other plan, program, policy or arrangement.
This letter shall be construed and interpreted in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles thereof) and applicable Federal law. Further, this letter may be amended only by a written instrument executed by you and the Partnership.
If you disagree with any of the terms of this letter or choose not to participate in the Retention Payment opportunity described above, please contact [•] on or before the close of business on [•]. Otherwise, you will be deemed to have accepted and agreed to the terms and conditions set forth in this letter.
Should you have any questions, please call [•] at (713) ___ - _____. Thank you again for the contribution you have made to our growth and success.

Sincerely,
BOARDWALK PIPELINE PARTNERS, LP
By:     Boardwalk GP, LP, its general partner
By:    Boardwalk GP, LLC, its general partner

By:
Stanley C. Horton
President and Chief Executive Officer

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